BRITISH
COLUMBIA

NUMBER: **604510**

CERTIFICATE
OF
AMALGAMATION

COMPANY ACT

I Hereby Certify that **International Skyline Corporation**, incorporation number 507675, and **Copper Mountain Mines Ltd.**, incorporation number 549265, are amalgamated as one company under the name **COPPER MOUNTAIN MINES LTD.**

Issued under my hand at Victoria, British Columbia,
on March 31, 2000

JOHN S. POWELL
Registrar of Companies
PROVINCE OF BRITISH COLUMBIA
CANADA